Issuer Free Writing Prospectus, dated June 8, 2006
Filed Pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus Supplement, dated June 8, 2006
Registration No. 333-118308
AUTOZONE, INC.
$200,000,000 6.95% SENIOR NOTES DUE 2016

ISSUER:	AutoZone, Inc.
TITLE OF SECURITIES:	6.95% Senior Notes due 2016
TRADE DATE:	June 8, 2006
SETTLEMENT DATE (T+3):	June 13, 2006
MATURITY DATE:	June 15, 2016
AGGREGATE PRINCIPAL AMOUNT OFFERED:	$200,000,000
PRICE TO PUBLIC (ISSUE PRICE):	99.658%
SPREAD TO TREASURY:	200 basis points
REFERENCE TREASURY:	UST 5.125% due 5/15/2016
NET PROCEEDS:	$198,016,000
INTEREST RATE:	6.95% per annum
INTEREST PAYMENT DATES:	Semi-annually on each June 15 and December 15, commencing on December 15, 2006
DENOMINATIONS:	Integral multiples of $1,000
OPTIONAL REDEMPTION:	At any time, in whole or in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Adjusted Treasury Rate plus 35 basis points, as determined in good faith by AutoZone.
JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

CO-MANAGERS:	Banc of America Securities LLC, Citigroup Global Markets Inc., SunTrust Capital Markets, Inc., Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., BNP Paribas Securities Corp., Calyon Securities (USA) Inc., Comerica Securities, Inc., Fifth Third Securities, Inc., First Tennessee Securities Corp., Keybanc Capital Markets, a Division of McDonald Investments Inc., Morgan Keegan & Company, Inc., NatCity Investments, Inc., Piper Jaffray & Co.
REFERENCE DOCUMENT:	Prospectus Supplement dated June 8, 2006; Prospectus dated September 28, 2004.
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-(866) 718-1649 (INSTITUTIONAL INVESTORS) OR 1-(800) 584-6837 (RETAIL INVESTORS).
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.